Exhibit 99.2

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Management of NYSE Euronext is responsible for establishing and maintaining adequate internal control over financial reporting. NYSE Euronext’s internal control over financial reporting is a process designed under the supervision of its Chief Executive Officer and Chief Financial Officer to provide reasonable assurance regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with U.S. generally accepted accounting principles.

As of December 31, 2010, management conducted an assessment of the effectiveness of NYSE Euronext’s internal control over financial reporting based on the framework established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on this assessment, management has concluded that NYSE Euronext’s internal control over financial reporting as of December 31, 2010 was effective.

The effectiveness of NYSE Euronext’s internal control over financial reporting as of December 31, 2010 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which is included herein.

NYSE EURONEXT

Consolidated Statements of Financial Condition

	December 31,
	2010	2009	2008
	(in millions, except per share data)
Assets
Current assets
Cash and cash equivalents	$327	$423	$777
Financial investments	52	67	236
Accounts receivable, net	526	660	744
Deferred income taxes	120	100	113
Other current assets	149	270	156

Total current assets	1,174	1,520	2,026
Property and equipment, net	1,021	986	695
Goodwill	4,050	4,210	3,985
Other intangible assets, net	5,837	6,184	5,866
Deferred income taxes	633	680	671
Other assets	663	802	705

Total assets	$13,378	$14,382	$13,948

Liabilities and Equity
Current liabilities
Accounts payable and accrued expenses	$772	$1,162	$997
Related party payable	40	40	249
Section 31 fees payable	98	150	84
Deferred revenue	176	163	113
Deferred income taxes	2	18	38
Short term debt	366	616	1,101

Total current liabilities	1,454	2,149	2,582
Long term debt	2,074	2,166	1,787
Deferred income taxes	2,007	2,090	2,002
Accrued employee benefits	499	504	576
Deferred revenue	366	362	360
Related party payable	75	110	—
Other liabilities	59	66	67

Total liabilities	6,534	7,447	7,374
Commitments and contingencies
Equity
NYSE Euronext stockholders’ equity
Preferred stock, $0.01 par value per share, 400 shares authorized, none issued	—	—	—
Common stock, $0.01 par value per share, 800 shares authorized; 276, 275 and 274 shares issued; 261, 260 and 259 shares outstanding	3	3	3
Common stock held in treasury, at cost: 15 shares	(416)	(416)	(416)
Additional paid-in capital	8,180	8,209	8,522
Retained earnings (accumulated deficit)	212	(112)	(331)
Accumulated other comprehensive loss	(1,183)	(813)	(1,222)

Total NYSE Euronext stockholders’ equity	6,796	6,871	6,556
Noncontrolling interest	48	64	18

Total equity	6,844	6,935	6,574

Total liabilities and equity	$13,378	$14,382	$13,948

The accompanying notes are an integral part of these consolidated financial statements.

NYSE EURONEXT

Consolidated Statements of Operations

	Year Ended December 31,
	2010	2009	2008
	(in millions, except per share data)
Revenues
Transaction and clearing fees	$3,128	$3,427	$3,536
Market data	373	403	428
Listing	422	407	395
Technology services	318	223	159
Other revenues	184	224	184

Total revenues	4,425	4,684	4,702
Transaction-based expenses:
Section 31 fees	315	388	229
Liquidity payments, routing and clearing	1,599	1,818	1,592

Total revenues, less transaction-based expenses	2,511	2,478	2,881

Other operating expenses:
Compensation	613	649	664
Depreciation and amortization	281	266	253
Systems and communication	206	225	317
Professional services	282	223	163
Selling, general and administrative	296	313	305
Impairment charges	—	—	1,590
Merger expenses and exit costs	88	516	177

Total other operating expenses	1,766	2,192	3,469

Operating income (loss) from continuing operations	745	286	(588)
Interest expense	(111)	(122)	(150)
Interest and investment income	3	11	51
Income (loss) from associates	(6)	2	1
Other income	55	28	41

Income (loss) from continuing operations before income tax (provision) benefit	686	205	(645)
Income tax (provision) benefit	(128)	7	(95)

Income (loss) from continuing operations	558	212	(740)
Income from discontinued operations (Note 5)	—	—	7

Net income (loss)	558	212	(733)
Net loss (income) attributable to noncontrolling interest	19	7	(5)

Net income (loss) attributable to NYSE Euronext	$577	$219	$(738)

Basic earnings (loss) per share attributable to NYSE Euronext:
Earnings (loss) per share, continuing operations	$2.21	$0.84	$(2.81)
Earnings per share, discontinued operations	—	—	0.03

	$2.21	0.84	$(2.78)
Diluted earnings (loss) per share attributable to NYSE Euronext:
Earnings (loss) per share, continuing operations	$2.20	$0.84	$(2.81)
Earnings per share, discontinued operations	—	—	0.03

	$2.20	0.84	$(2.78)

Basic weighted average shares outstanding	261	260	265
Diluted weighted average shares outstanding	262	261	265
Dividend per share	$1.20	$1.20	$1.15

The accompanying notes are an integral part of these consolidated financial statements.

NYSE EURONEXT

CONSOLIDATED STATEMENTS OF CHANGES IN

EQUITY AND COMPREHENSIVE INCOME

(in millions)

	NYSE Euronext Stockholders’ Equity
	Common Stock		Treasury Stock	Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Non- controlling Interest	Total
	Shares	Par Value
Balance as of December 31, 2007	267	$3	$(67)	$8,319	$637	$492	$176	$9,560
Comprehensive loss:
Net (loss) income	—	—	—	—	(738)	—	5	(733)
Foreign currency translation, after impact of net investment hedge of ($93) and related taxes of $38	—	—	—	—	—	(1,454)	16	(1,438)
Change in market value adjustments, net of taxes of $25	—	—	—	—	—	(46)	—	(46)
Employee benefit plan adjustments:	—
Net gains (losses), net of taxes of $178	—	—	—	—	—	(234)	—	(234)
Amortization of prior service costs/gains (losses), net of taxes of ($2)	—	—	—	—	—	4	—	4

Total comprehensive loss								(2,447)
Purchased of remaining noncontrolling interest of Euronext	—	—	—	—	—	16	(179)	(163)
Merger with NYSE Amex	7	—	—	260	—	—	—	260
Employee stock transactions	—	—	—	18	—	—	—	18
Transactions in own shares	—	—	(349)	—	—	—	—	(349)
Dividends	—	—	—	(75)	(230)	—	—	(305)

Balance as of December 31, 2008	274	$3	$(416)	$8,522	$(331)	$(1,222)	$18	$6,574

Comprehensive loss:
Net income (loss)	—	—	—	—	219	—	(7)	212
Foreign currency translation, after impact of net investment hedge gain of $9 and related taxes of ($4)	—	—	—	—	—	367	1	368
Change in market value adjustments, net of taxes of $1	—	—	—	—	—	7	—	7
Employee benefit plan adjustments:
Net gains (losses), net of taxes of ($17)	—	—	—	—	—	31	—	31
Amortization of prior service costs/gains (losses), net of taxes of ($3)	—	—	—	—	—	4	—	4

Total comprehensive loss								622
Proceeds from sale of non-controlling interest	—	—	—	—	—	—	52	52
Employee stock transactions	1	—	—	(1)	—	—	—	(1)
Dividends	—	—	—	(312)	—	—	—	(312)

Balance as of December 31, 2009	275	$3	$(416)	$8,209	$(112)	$(813)	$64	$6,935

Comprehensive loss:
Net income (loss)	—	—	—	—	577	—	(19)	558
Foreign currency translation, after impact of net investment hedge loss of ($8) and related taxes of $3	—	—	—	—	—	(365)	(3)	(368)
Change in market value adjustments, net of taxes of ($2)	—	—	—	—	—	(3)	—	(3)
Employee benefit plan adjustments:
Net gains (losses), net of taxes of ($2)	—	—	—	—	—	(2)	—	(2)

Total comprehensive income								185
Proceeds from sale of non-controlling interest	—	—	—	—	—	—	6	6
Employee stock transactions	1	—	—	31	—	—	—	31
Dividends	—	—	—	(60)	(253)	—	—	(313)

Balance as of December 31, 2010	276	$3	$(416)	$8,180	$212	$(1,183)	$48	$6,844

Accumulated other comprehensive income (loss) was as follows:

	December 31,
	2010	2009	2008
Market value adjustments of available-for-sale securities	$(4)	$(1)	$(8)
Foreign currency translation	(1,002)	(637)	(1,004)
Employee benefit plan adjustments	(177)	(175)	(210)

	$(1,183)	$(813)	$(1,222)

The accompanying notes are an integral part of these consolidated financial statements.

NYSE EURONEXT

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	Year Ended December 31,
	2010	2009	2008
Cash flows from operating activities:
Net income (loss)	$558	$212	$(733)
Income from discontinued operations	—	—	(7)

Income (loss) from continuing operations	558	212	(740)

Adjustments to reconcile income (loss) from continuing operations to net cash provided by operating activities:
Impairment charges	—	—	1,590
Depreciation and amortization	307	301	276
Deferred income taxes	(60)	(34)	(184)
Deferred revenue amortization	(88)	(80)	(79)
Stock-based compensation	38	43	48
Gain on sale of equity investment and businesses	(56)	(32)	(4)
Other non-cash items	7	9	(24)

Change in operating assets and liabilities:
Accounts receivable, net	86	160	(272)
Other assets	(41)	(29)	(210)
Accounts payable, accrued expenses and Section 31 fees payable	(171)	41	238
Related party payable	(40)	(237)	—
Deferred revenue	46	158	4
Accrued employee benefits	1	(43)	78

Net cash provided by operating activities	587	469	721

Cash flows from investing activities:
Euronext merger, net of cash acquired	—	—	(395)
Cash acquired in other business combinations	—	40	49
Purchases of other businesses	(9)	(181)	(539)
Sales of investments	487	905	2,389
Sales of equity investments and businesses	175	72	360
Purchases of investments	(472)	(733)	(2,203)
Net sales of securities purchased under agreements to resell	—	—	9
Purchases of property and equipment	(305)	(497)	(376)
Other investing activities	4	52	5

Net cash used in investing activities	(120)	(342)	(701)

Cash flows from financing activities:
Proceeds from issuance of debt	—	312	1,929
Commercial paper (repayments) borrowings, net	(222)	(117)	(1,627)
Bank overdraft borrowings, net	—	—	249
Repayment of other debt	—	(412)	—
Dividends to shareholders	(313)	(312)	(305)
Purchase of treasury stock	—	—	(349)
Employee stock transactions	—	—	10
Other financing activities	(4)	—	(4)

Net cash used in financing activities	(539)	(529)	(97)
Effects of exchange rate changes on cash and cash equivalents	(24)	48	(71)

Cash flows from discontinued operations:
Net cash provided by operating activities of discontinued operations	—	—	32
Net cash used in investing activities of discontinued operations	—	—	(28)
Net cash used in financing activities of discontinued operations	—	—	(13)

Net (decrease) increase in cash and cash equivalents for the year	(96)	(354)	(157)
Cash and cash equivalents at beginning of year	423	777	934

Cash and cash equivalents at end of year	$327	$423	$777

Supplemental disclosures:
Cash paid for income taxes	$72	$45	$250
Cash paid for interest	115	137	105
Non-cash investing and financing activities:
Merger with NYSE Amex	$—	$—	$260
Investment in Qatar Exchange	—	160	—

The accompanying notes are an integral part of these consolidated financial statements.

NYSE EURONEXT

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Business

NYSE Euronext is a holding company that, through its subsidiaries, operates the following securities exchanges: the New York Stock Exchange (“NYSE”), NYSE Arca, Inc. (“NYSE Arca”) and NYSE Amex LLC (“NYSE Amex”) in the United States and the five European-based exchanges that comprise Euronext N.V. (“Euronext”) — the Paris, Amsterdam, Brussels and Lisbon stock exchanges, as well as the NYSE Liffe derivatives markets in London, Paris, Amsterdam, Brussels and Lisbon. NYSE Euronext is a global provider of securities listing, trading, market data products, and software and technology solutions. NYSE Euronext was formed in connection with the April 4, 2007 combination of NYSE Group (which was formed in connection with the March 7, 2006 merger of the NYSE and Archipelago) and Euronext. NYSE Euronext common stock is dually listed on the NYSE and Euronext Paris under the symbol “NYX.”

Note 2 — Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America and include the accounts of NYSE Euronext and all other entities in which NYSE Euronext has a controlling financial interest. When NYSE Euronext does not have a controlling financial interest in an entity but exercises significant influence over the entity’s operating and financial policies, such investment is accounted for using the equity method.

Intercompany transactions and balances have been eliminated. NYSE Euronext made certain reclassifications to its prior year consolidated financial statements to conform to its 2010 presentation. The operations of GL Trade are reflected as discontinued operations. See Note 5 — “Discontinued Operations.”

Use of Estimates

The preparation of the consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of these consolidated financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could be materially different from these estimates.

Cash and Cash Equivalents

Cash and cash equivalents are composed of cash and highly liquid investments with an original maturity of three months or less.

Revenue Recognition

Cash trading fees are paid by organizations based on their trading activity. Fees are assessed on a per share basis for trading in equity securities. The fees are applicable to all transactions that take place on any of the NYSE Euronext trading venues, and the fees vary, based on the size, type of trade that is consummated and trading venue. NYSE Euronext’s U.S. securities exchanges earn transaction fees for customer orders of equity securities matched internally, as well as for customer orders routed to other exchanges. Euronext earns transaction fees for customer orders of equity, debt securities and other cash instruments on Euronext’s cash markets. Cash trading fees are recognized as earned.

Derivative trading and clearing fees are paid by organizations based on their trading activity. Fees are assessed on a fixed per-contract basis for the (1) execution of trades of derivative contracts on Euronext’s derivatives markets in London, Paris, Amsterdam, Brussels and Lisbon, and (2) execution of options contracts traded on NYSE Arca and LIFFE Administration and Management. In some cases, these fees are subjected to caps. Derivative trading and clearing fees are recognized as earned.

Listing fees consist of original listing fees paid by issuers to list securities on the various cash markets, annual fees paid by companies whose financial instruments are listed on the cash markets, and fees related to other corporate actions (including stock splits, sales of additional securities and merger and acquisitions). Original listing fees are assessed primarily based on the number of shares that the issuer initially lists. Original listing fees are recognized on a straight-line basis over estimated service periods ranging from 5 to 10 years. Annual listing fees are recognized on a pro rata basis over the calendar year. Unamortized balances are recorded as deferred revenue on the consolidated statements of financial condition.

In the U.S., NYSE Euronext collects market data revenues principally for consortium-based data products and, to a lesser extent, for NYSE proprietary data products. Consortium-based data fees are determined by securities industry plans. Consortium-based data revenues that coordinated market data distribution generates (net of administration costs) are distributed to participating markets on the basis of the Regulation NMS formula. In Europe, Euronext charges a variety of users, primarily end-users, for the use of Euronext’s real-time and proprietary market services. Euronext also collects annual license fees from vendors for the right to distribute Euronext data to third parties and a service fee from vendors for direct connection to market data. These fees are recognized as services are rendered.

Software and technology services revenues are generated primarily from connectivity services related to the SFTI network, software licenses and maintenance fees, and strategic consulting services. Colocation revenue is recognized monthly over the life of the contract. Software license revenue other than customer-specific is recorded at the time of sale, and maintenance contracts are recognized monthly over the life of the maintenance term. Expert consulting services are offered for customization or installation of the software and for general advisory services. Consulting revenue is generally billed in arrears on a time and materials basis, although customers sometimes prepay for blocks of consulting services in bulk. Customer specific software license revenue is recognized at the time of client acceptance. NYSE Euronext records revenues from subscription agreements on a pro rata basis over the life of the subscription agreements. The unrealized portions of invoiced subscription fees, maintenance fees and prepaid consulting fees are recorded as deferred revenue on the consolidated statements of financial condition.

Other revenues consist of regulatory fees charged to member organizations of NYSE Euronext’s U.S. markets, trading license fees, facility and other fees provided to specialists, brokers and clerks physically located on the U.S. markets that enable them to engage in the purchase and sale of securities on the trading floor, and clearance and settlement activities derived from certain European venues. License fees are recognized on a pro-rata basis over the calendar year. All other fees are recognized when services are rendered.

Currency Translation

NYSE Euronext’s functional currency is the U.S. dollar. Assets and liabilities denominated in non-U.S. currencies are translated at rates of exchange prevailing on the date of the consolidated statement of financial condition, and revenues and expenses are translated at average rates of exchange throughout the year. NYSE Euronext seeks to reduce its net investment exposure to fluctuations in foreign exchange rates through the use of foreign currency-denominated debt.

Hedging Activity

NYSE Euronext uses derivative instruments to limit exposure to changes in foreign currency exchange rates and interest rates. NYSE Euronext accounts for derivatives pursuant to the Derivatives and Hedging Topic of the FASB Accounting Standards Codifications. The Derivatives and Hedging Topic establishes accounting and reporting standards for derivative instruments and requires that all derivatives be recorded at fair value on the consolidated statement of financial condition. Changes in the fair value of derivative financial instruments are either recognized in other comprehensive income or net income depending on whether the derivative is being used to hedge changes in cash flows or changes in fair value. Cash flows from hedging activities are included in the same category as the items being hedged. Cash flows from instruments designated as net investment hedges are classified as financing activities.

Financial Investments

NYSE Euronext’s financial investments generally are classified as available-for-sale securities and are carried at fair value as of trade date with the unrealized gains and losses, net of tax, reported as a component of other comprehensive income. Interest income on debt securities, bank deposits and other interest rate investments, including amortization of premiums and accretion of discounts, is accrued and recognized over the life of the investment. The specific identification method is used to determine realized gains and losses on sales of investments, which are reported in interest and investment income in the consolidated statements of operations.

NYSE Euronext regularly reviews its investments to determine whether a decline in fair value below the cost basis is other-than-temporary. If events and circumstances indicate that a decline in the value of the assets has occurred and is deemed to be other-than-temporary, the carrying value of the security is reduced to its fair value and a corresponding impairment is charged to earnings.

Fair Value Measurements

NYSE Euronext accounts for certain financial instruments at fair value, including available-for-sale instruments, derivative instruments and certain debt instruments pursuant to the Fair Value Measurements and Disclosures Topic in the Codification. The Fair Value Measurements and Disclosures Topic defines fair value, establishes a fair value hierarchy on the quality of inputs used to measure fair value, and enhances disclosure requirements for fair value measurements. The fair value of a financial instrument is the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value of financial instruments is determined using various techniques that involve some level of estimation and judgment, the degree of which is dependent on the price transparency and the complexity of the instruments.

Allowance for Doubtful Accounts

The allowance for doubtful accounts is maintained at a level that management believes to be sufficient to absorb probable losses in NYSE Euronext’s accounts receivable portfolio. The allowance is based on several factors, including a continuous assessment of the collectability of each account. In circumstances where a specific customer’s inability to meet its financial obligations is known, NYSE Euronext records a specific provision for bad debts against amounts due to reduce the receivable to the amount it reasonably believes will be collected.

The concentration of risk on accounts receivable is mitigated by the large number of entities comprising NYSE Euronext’s customer base. The following is a summary of the allowance for doubtful accounts, utilization and additional provisions (in millions):

	Year Ended December 31,
	2010	2009	2008
Beginning balance	$25	$26	$15
Additions
Charges to income	6	11	8
Business combinations	—	1	12
Write-offs	(7)	(14)	(7)
Currency translation and other	—	1	(2)

Ending balance	$24	$25	$26

Property and Equipment

Property and equipment is stated at cost less accumulated depreciation and amortization. Depreciation of assets is provided using the straight-line method of depreciation over the estimated useful lives of the assets, which generally range from 3 to 20 years. Interest associated with long-term construction projects is capitalized and amortized over the same method and useful life as the underlying asset. Leasehold improvements are amortized using the straight-line method over the term of the lease or the estimated useful lives of the assets, whichever is shorter.

NYSE Euronext accounts for software development costs pursuant to Subtopic 10 of the Intangibles-Goodwill and Other in the Codification. NYSE Euronext expenses software development costs incurred during the preliminary project stage, while it capitalizes costs incurred during the application development stage, which includes design, coding, installation and testing activities. Costs that are related to the development of licenses marketed to external customers are capitalized after technological feasibility has been established. Amortization of capitalized software development costs is computed on a straight-line basis over the software’s estimated useful life, which is applied over periods ranging from 3 to 5 years.

Expenditures for repairs and maintenance are charged to operations in the period incurred.

Goodwill and Other Intangible Assets

Goodwill represents the excess of purchase price and related costs over the value assigned to the net tangible and identifiable intangible assets of a business acquired. NYSE Euronext reviews the carrying value of goodwill for impairment at least annually based upon the estimated fair value of NYSE Euronext’s reporting units. An impairment loss is triggered if the estimated fair value of a reporting unit, which is a component one level below NYSE Euronext’s three reportable segments, is less than its estimated net book value. Such loss is calculated as the difference between the estimated fair value of goodwill and its carrying value. Should the review indicate that goodwill is impaired, NYSE Euronext’s goodwill would be reduced by the impairment loss.

Intangible assets are amortized on a straight-line basis over their estimated useful lives. When certain events or changes in operating conditions occur, an impairment assessment would be performed and lives of intangible assets with determinable lives would be adjusted. Intangible assets deemed to have indefinite lives are not amortized but are subject to annual impairment tests. An impairment loss, calculated as the difference between the estimated fair value and the carrying value of an asset or asset group, is recognized if the sum of the estimated discounted cash flows relating to the asset or asset group is less than the corresponding carrying value.

For purposes of performing the impairment test, fair values are determined using discounted cash flow methodology. This requires significant judgment including estimation of future cash flows, which, among other factors, is dependent on internal forecasts, estimation of the long-term rate of growth for businesses, and determination of weighted average cost of capital. Changes in these estimates and assumptions could materially affect the determination of fair value and/or goodwill and other intangible impairment for each reporting unit.

Activity Assessment Fees and Section 31 Fees

NYSE Euronext pays the Securities Exchange Commission (the “SEC”) fees pursuant to Section 31 of the Exchange Act for transactions executed on the U.S. exchanges. These Section 31 fees are designed to recover the costs to the government of supervision and regulation of securities markets and securities professionals. NYSE Euronext, in turn, collects activity assessment fees, which are included in transaction and clearing fees in its consolidated statements of operations, from member organizations clearing or settling trades on the NYSE, NYSE Amex and NYSE Arca and recognizes these amounts when invoiced. Fees received are included in cash at the time of receipt and, as required by law, the amount due to the SEC is remitted semiannually and recorded as an accrued liability until paid. The activity assessment fees are designed so that they are equal to the Section 31 fees. As a result, neither the size of Section 31 fees nor the size of activity assessment fees has an impact on NYSE Euronext’s net income.

Accrued Employee Benefits

NYSE Euronext accounts for defined benefit pension and other postretirement benefit plans (collectively “benefit plans”) in accordance with the Compensation-Retirement Benefits Topic of the Codification. The Compensation-Retirement Benefits Topic requires plan sponsors of benefit plans to recognize the funded status of their benefit plans in the consolidated statement of financial condition, measure the fair value of plan assets and benefit obligations as of the date of the fiscal year-end consolidated statement of financial position, and provide additional disclosures.

Benefit plan costs and liabilities are dependent on assumptions used in calculating such amounts. These assumptions include discount rates, health care cost trend rates, benefits earned, interest cost, expected return on assets, mortality rates and other factors. Actual results that differ from the assumptions are accumulated and amortized over the future periods and, therefore, generally affect recognized expense and the recorded obligation in future periods. While management believes that the assumptions used are appropriate, differences in actual experience or changes in assumptions may affect NYSE Euronext’s pension and other postretirement obligations and future expense.

Stock-Based Compensation

NYSE Euronext accounts for stock-based compensation in accordance with the Compensation-Stock Compensation Topic of the Codification, which requires that the cost of employee services received in exchange for a share-based award be generally measured based on the grant-date fair value of the award. NYSE Euronext estimates an expected forfeiture rate while recognizing the expense associated with these awards and amortizes such expense on a graded basis.

Comprehensive Income

Other comprehensive income includes changes in unrealized gains and losses on financial instruments classified as available-for-sale, foreign currency translation adjustments and amortization of the difference in the projected benefit obligation and the accumulated benefit obligation associated with benefit plan liabilities, net of tax.

Income Taxes

NYSE Euronext records income taxes using the asset and liability method, under which current and deferred tax liabilities and assets are recorded in accordance with enacted tax laws and rates. Under this method, the amounts of deferred tax liabilities and assets at the end of each period are determined using the tax rate expected to be in effect when the taxes are actually paid or recovered. Future tax benefits are recognized to the extent that realization of such benefits is more likely than not.

Deferred income taxes are provided for the estimated income tax effect of temporary differences between financial and tax bases in assets and liabilities. Deferred tax assets are also provided for certain tax carryforwards. A valuation allowance to reduce deferred tax assets is established when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

NYSE Euronext is subject to numerous domestic and foreign jurisdictions primarily based on its operations in these jurisdictions. Significant judgment is required in assessing the future tax consequences of events that have been recognized in NYSE Euronext’s financial statements or tax returns. Fluctuations in the actual outcome of these future tax consequences could have material impact on NYSE Euronext’s financial position or results of operations.

NYSE Euronext determines whether a tax position is more likely than not to be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. Once it is determined that a position meets this recognition criteria, the position is measured to determine the amount of benefit to be recognized in the financial statements.

Recently Issued Accounting Guidance

The FASB issued Accounting Standards Update (“ASU”) 2009-13, Multiple-Deliverable Revenue Arrangements, which supersedes certain provisions in Subtopic 25 in the Revenue Recognition Topic of the Codification. ASU 2009-13 requires an entity to allocate arrangement consideration at the inception of an arrangement to all of its deliverables based on their relative selling prices. It also eliminates the use of the residual method of allocation which was allowed under previous guidance and requires the use of the relative-selling-price method in all circumstances in which an entity recognizes revenue for an arrangement with multiple deliverable subject to the Subtopic 25 in the Revenue Recognition Topic. ASU 2009-13 also requires both ongoing disclosures regarding an entity’s multiple-element revenue arrangements as well as certain transitional disclosures during periods after adoption. This new guidance is effective for fiscal years beginning on or after June 15, 2010. NYSE Euronext does not believe that this will have a significant impact on its financial statements.

The FASB issued ASU 2009-14, Certain Revenue Arrangements That Include Software Elements, which amends certain provisions in Subtopic 605 in the Software Topic of the Codification. The amendments in ASU 2009-14 change revenue recognition for tangible products containing software elements and non-software elements as follows: (1) the tangible element of the product is always outside the scope of Subtopic 605 in the Software Topic; (2) the software elements of tangible products are outside of the scope of Subtopic 605 in the Software Topic when the software elements and non-software elements function together to deliver the product’s essential functionality and (3) undelivered elements in the arrangement related to the non-software components also are excluded from the software revenue recognition guidance. ASU 2009-14 applies to transactions which contain both software and non-software elements. For these transactions, companies will have to go through a two-step process for the software elements. First, a company has to allocate the total consideration to separate units of account for the non-software elements and software elements as a group, using relative selling-price method. Second, the amount allocated to the software elements as a group will then be accounted for in accordance with the requirements in Subtopic 605 in the Software Topic of the Codification. This may require the use of Residual Method of allocation if VSOE (vendor specific objective evidence) or TPE (third party evidence) does not exist for the undelivered elements. This new guidance is effective for fiscal years beginning on or after June 15, 2010, and it is also applicable to existing arrangements that are materially modified after the effective date. NYSE Euronext does not believe that this will have a significant impact on its financial statements.

Note 3 — Acquisitions and Divestitures

NYFIX, Inc.

On November 30, 2009, NYSE Euronext acquired NYFIX, Inc. (“NYFIX”) which is a leading provider of innovative solutions that optimize trading efficiency. The total value of this acquisition was approximately $144 million. NYFIX’s FIX business and FIX Software business were added to the Information Services and Technology Solutions segment. The NYFIX Transaction Services U.S. electronic agency execution business, comprised of its direct market access and algorithmic products, and the Millennium Alternative Trading System was sold to BNY ConvergEX subsequent to the NYFIX acquisition.

NYSE Liffe US

During the fourth quarter of 2009, NYSE Euronext sold a significant equity interest in NYSE Liffe US to Citadel Securities, Getco, Goldman Sachs, Morgan Stanley and UBS. NYSE Euronext consolidates the results of NYSE Liffe US and manages the day-to-day operations of the entity, which operates under the supervision of a separate board of directors. On March 9, 2010, NYSE Euronext sold an additional 6% of NYSE Liffe US equity interest to DRW Ventures LLC.

NYSE Amex

On October 1, 2008, NYSE Euronext completed its acquisition of The Amex Membership Corporation (including its subsidiary the American Stock Exchange now known as NYSE Amex). A total of approximately 6.8 million shares of NYSE Euronext common stock were issued in the merger for $260 million. In addition, each former holder of a regular or options principal membership of the Amex Membership Corporation is entitled to receive additional consideration calculated by reference to the net proceeds, if any, from the sale of the Amex headquarters in lower Manhattan, if such sale occurs within a specified period of time and certain conditions are satisfied. The results of operation and financial condition of NYSE Amex have been included in our consolidated financial statements since October 1, 2008.

AEMS

On August 5, 2008, NYSE Euronext completed the acquisition of the 50% stake in Atos Euronext Market Solutions (AEMS) previously owned by Atos Origin. The purchase price in the transaction was approximately €162 million ($255 million), net of approximately €120 million ($189 million) of cash acquired. The results of operations and financial condition of AEMS have been consolidated within our consolidated financial statements since August 5, 2008.

Wombat

On March 7, 2008, NYSE Euronext completed the acquisition of Wombat Financial Software, Inc. (“Wombat”). NYSE Euronext acquired Wombat for $200 million in cash consideration, and created a retention pool for Wombat employees consisting of restricted stock unit grants in an amount equal to $25 million. The results of operations and financial condition of Wombat have been included in our consolidated financial statements since March 7, 2008.

Other transactions

NYSE BlueTM

On September 7, 2010, NYSE Euronext announced plans to create NYSE BlueTM (“NYSE Blue”), a joint venture that will focus exclusively on environmental and sustainable energy markets. NYSE Blue will include NYSE Euronext’s existing investment in BlueNext, the spot market in carbon credits, and APX, Inc. (“APX”), a provider of regulatory infrastructure and services for the environmental and sustainable energy markets. NYSE Euronext will be a majority owner of NYSE Blue. Shareholders of APX, which include Goldman Sachs, MissionPoint Capital Partners, and ONSET Ventures, will take a minority equity interest in NYSE Blue in return for their shares in APX. The NYSE Blue joint venture formation closed on February 18, 2011.

National Stock Exchange of India

On May 3, 2010, NYSE Euronext completed the sale of its 5% equity interest in the National Stock Exchange of India for gross proceeds of $175 million. A $56 million gain was included in “Other income” in NYSE Euronext’s consolidated statement of operations as a result of this transaction.

Qatar

On June 19, 2009, NYSE Euronext entered into a strategic partnership with the State of Qatar to establish the Qatar Exchange, the successor to the Doha Securities Market. Under the terms of the partnership, the Qatar Exchange will adopt the latest NYSE Euronext trading and network technologies for both the existing cash equities market and the new derivatives market. NYSE Euronext will provide certain management services to the Qatar Exchange at negotiated rates.

NYSE Euronext agreed to contribute $200 million in cash to acquire a 20% ownership interest in the Qatar Exchange, $40 million of which was paid upon closing on June 19, 2009 and generally, the remaining $160 million is to be paid annually in four equal installments. NYSE Euronext’s investment in the Qatar Exchange is treated as an equity method investment. The $115 million present value of this liability is included in “Related party payable” in the consolidated statements of financial condition as of December 31, 2010.

New York Portfolio Clearing (“NYPC”)

On June 18, 2009, NYSE Euronext and The Depositary Trust and Clearing Corporation (“DTCC”) entered into an arrangement to pursue a joint venture, an innovative derivatives clearinghouse that will deliver single-pot margin efficiency between fixed income securities and interest rate futures. NYPC was granted registration as a U.S. Derivatives Clearing Organization pursuant to the Commodity Exchange Act by the Commodity Futures Trading Commission on January 31, 2011. Pending regulatory approvals, NYPC is expected to be operational in the first half of 2011. NYSE Euronext initially plans to contribute $15 million in working capital and commit a $50 million financial guarantee as an additional contribution to the NYPC default fund. NYPC initially will clear interest rate products traded on NYSE Liffe US, with the ability to add other exchanges and Derivatives Clearing Organizations in the future. NYPC uses NYSE Euronext’s clearing technology. DTCC’s Fixed Income Clearing Corporation provides capabilities in risk management, settlement, banking and reference data systems. NYSE Euronext’s investment in NYPC is treated as an equity method investment.

Note 4 — Restructuring

Severance Costs

As a result of streamlining certain of its business processes, NYSE Euronext has launched various voluntary and involuntary staff reduction initiatives in the U.S. and Europe.

The following is a summary of the severance charges recognized in connection with these initiatives and utilization of the accruals (in millions):

	Derivatives	Cash Trading and Listings	Information Services and Technology Solutions	Corporate/ Eliminations	Total
Balance as of January 1, 2008	$1	$12	$1	$—	$14
Employee severance charges and related benefits	9	154	16	5	184
Severance and benefit payments	(3)	(46)	(5)	(1)	(55)
Currency translation and other	—	(2)	—	—	(2)

Balance as of December 31, 2008	$7	$118	$12	$4	$141
Employee severance charges and related benefits	5	90	10	3	108
Severance and benefit payments	(4)	(69)	(7)	(2)	(82)
Currency translation and other	(1)	(17)	(2)	(1)	(21)

Balance as of December 31, 2009	$7	$122	$13	$4	$146
Employee severance charges and related benefits	3	19	7	2	31
Severance and benefit payments	(8)	(105)	(15)	(4)	(132)
Currency translation and other	(1)	(6)	—	—	(7)

Balance as of December 31, 2010	$1	$30	$5	$2	$38

The severance charges are included in merger expenses and exit costs in the consolidated statements of operations. Based on current severance dates and the accrued severance at December 31, 2010, NYSE Euronext expects to pay these amounts throughout 2011.

Contract Termination

LCH.Clearnet Contract Termination/NYSE Liffe Clearing

Through July 30, 2009, NYSE Euronext used the services of LCH.Clearnet Group Limited for clearing transactions executed on its European cash and derivatives markets.

On October 31, 2008, NYSE Euronext announced that NYSE Liffe’s London Market (for the purposes of this section, “NYSE Liffe”) entered into binding agreements with LCH.Clearnet Ltd. (“LCH.Clearnet”) to terminate its clearing arrangements and to establish new arrangements known as “NYSE Liffe Clearing,” whereby NYSE Liffe assumed full responsibility for clearing activities for the U.K. derivatives market. To achieve this, NYSE Liffe became a self-clearing Recognised Investment Exchange and outsourced the existing clearing guarantee arrangements and related risk functions to LCH.Clearnet.

In connection with this arrangement, NYSE Euronext agreed to make a one-time €260 million ($355 million) payment to compensate LCH.Clearnet for economic losses arising as a result of the early termination of its current clearing arrangements with LCH.Clearnet (the “NYSE Liffe Clearing Payment”). This payment was tax deductible.

On May 27, 2009, NYSE Liffe received regulatory approval from the Financial Services Authority (“FSA”) to launch NYSE Liffe Clearing. Following such approval, NYSE Euronext recorded a $355 million expense which is included in merger expenses and exit costs in NYSE Euronext’s consolidated statement of operations for the year ended December 31, 2009.

On July 30, 2009, NYSE Liffe Clearing launched operations and NYSE Euronext made the $355 million payment to LCH.Clearnet.

On May 12, 2010, NYSE Euronext announced that, subject to regulatory approval, it will commence clearing its European securities and derivatives business through two new, purpose-built, clearing houses based in London and Paris in late 2012. LCH.Clearnet Ltd in London and LCH.Clearnet SA in Paris have been informed that NYSE Euronext’s current contractual arrangements for clearing with them will terminate accordingly at that time. However, NYSE Liffe’s London Market has only indicated its intention to serve a termination notice on its contract with LCH.Clearnet Ltd and has not served a formal termination notice. No termination fees or penalties will be payable.

As of December 31, 2010, NYSE Euronext retained a 9.1% stake in LCH.Clearnet Group Limited’s outstanding share capital and the right to appoint one director to its board of directors.

Note 5 — Discontinued Operations

On August 1, 2008, SunGard and GL Trade announced SunGard’s intention to acquire a majority stake in GL Trade. Under the terms of the offer, SunGard acquired approximately 64.5% of GL Trade from Euronext Paris S.A., a wholly owned subsidiary of NYSE Euronext, and other significant shareholders at a price of €41.70 per share. As a result, the operations of GL Trade are reflected as discontinued.

In October 2008, NYSE Euronext received €161.6 million ($227.5 million) from the sale of its 40% ownership stake in GL Trade to SunGard.

GL Trade earned revenue mainly from annual subscriptions to its software and technology offerings. Operating results of GL Trade are summarized as follows (in millions):

Year Ended December 31, 2008
Revenues	$248
Income before income tax provision and noncontrolling interest	31
Income tax provision	(10)
Noncontrolling interest	(16)

Income from discontinued operations	5
Gain on sale of discontinued operations, net of tax	2

Discontinued operations, net of tax	$7

Note 6 — Segment Reporting

NYSE Euronext revised its reportable business segments effective in the first quarter of 2010. The new segments are Derivatives, Cash Trading and Listings, and Information Services and Technology Solutions. Historical financial results have been revised to reflect this change. NYSE Euronext revised its segments to reflect changes in management’s resource allocation and performance assessment in making decisions regarding NYSE Euronext. These changes reflect NYSE Euronext’s current operating focus. NYSE Euronext evaluates the performance of its operating segments based on revenue and operating income. NYSE Euronext has aggregated all of its corporate costs, including costs to operate as a public company, within “Corporate/Eliminations.”

The following is a description of NYSE Euronext’s reportable segments:

Derivatives consist of the following in NYSE Euronext’s global businesses:

•	providing access to trade execution in derivatives products, options and futures;

•	providing certain clearing services for derivative products; and

•	selling and distributing market data and related information.

Cash Trading and Listings consist of the following in NYSE Euronext’s global businesses:

•	providing access to trade execution in cash trading and settlement of transactions in certain European markets;

•	obtaining new listings and servicing existing listings;

•	selling and distributing market data and related information; and

•	providing regulatory services.

Information Services and Technology Solutions consist of the following in NYSE Euronext’s global businesses:

•	operating sellside and buyside connectivity networks for its markets and for other major market centers and market participants in the United States, Europe and Asia;

•	providing trading and information technology software and solutions;

•	selling and distributing market data and related information to data subscribers for proprietary data products; and

•	providing multi-asset managed services and expert consultancy to exchanges and liquidity centers.

Summarized financial data of NYSE Euronext’s reportable segments was as follows (in millions):

	Derivatives	Cash Trading and Listings	Information Services and Technology Solutions	Corporate/ Eliminations	Total
2010
Revenues	$1,088	$2,893	$444	$—	$4,425
Operating income (loss) from continuing operations	439	376	72	(142)	745
Total assets	5,831	5,273	1,214	1,060	13,378
Purchases of property and equipment	67	191	47	—	305

2009
Revenues	$918	$3,397	$363	$6	$4,684
Operating income (loss) from continuing operations	(40)	415	27	(116)	286
Total assets	6,066	5,603	1,476	1,237	14,382
Purchases of property and equipment	102	369	26	—	497

2008
Revenues	$1,002	$3,427	$266	$7	$4,702
Operating income (loss) from continuing operations	338	(780)	(22)	(124)	(588)
Total assets	5,565	5,605	1,140	1,638	13,948
Purchases of property and equipment	98	249	29	—	376

For the year ended December 31, 2009, the operating income (loss) of the Derivatives segment included a $355 million charge recorded in connection with the LCH.Clearnet contract termination/NYSE Liffe Clearing payment (see Note 4). For the year ended December 31, 2008, the operating income (loss) of Cash Trading and Listings included a $1,585 million impairment charge.

Revenues are generated primarily in the Derivatives, Cash Trading and Listings, and Information Services and Technology Solutions segments. Corporate and eliminations include unallocated costs primarily related to corporate governance, public company expenses, duplicate costs associated with migrating NYSE Euronext’s data centers and costs associated with NYSE Euronext’s pension, SERP and postretirement benefit plans as well as intercompany eliminations of revenues and expenses. For the years ended December 31 2010, 2009 and 2008, no individual customer accounted for 10% or more of NYSE Euronext’s revenues.

Summarized financial data of NYSE Euronext’s geographic information was as follows:

	Year Ended December 31,
	2010	2009	2008
	(in millions)
Revenues
United States	$3,064	$3,297	$2,970
United Kingdom	642	544	658
Continental Europe(1)	719	843	1,074

Total Revenues	$4,425	$4,684	$4,702

(1)	Revenues derived in Asia are included in Continental Europe.

	As of December 31,
	2010	2009	2008
	(in millions)
Long-lived Assets
United States	$688	$626	$400
United Kingdom	285	242	160
Continental Europe	48	118	135

Total Long-lived Assets	$1,021	$986	$695

Note 7 — Earnings per Share

The following is a reconciliation of the basic and diluted earnings per share computations (in millions, except per share data):

	2010	2009	2008
Net income (loss):
Continuing operations	$558	$212	$(740)
Discontinued operations, net of tax	—	—	7
Net loss (income) attributable to noncontrolling interest	19	7	(5)

Net income (loss) attributable to NYSE Euronext	$577	$219	$(738)

Shares of common stock and common stock equivalents:
Weighted average shares used in basic computation	261	260	265
Dilutive effect of:
Employee stock options and restricted stock units	1	1	—

Weighted average shares used in diluted computation	262	261	265

Basic earnings (loss) per share attributable to NYSE Euronext:
Earnings (loss) per share, continuing operations	$2.21	$0.84	$(2.81)
Earnings per share, discontinued operations	—	—	0.03

	$2.21	$0.84	$(2.78)

Diluted earnings (loss) per share attributable to NYSE Euronext:
Earnings (loss) per share, continuing operations	$2.20	$0.84	$(2.81)
Earnings per share, discontinued operations	—	—	0.03

	$2.20	$0.84	$(2.78)

As of December 31, 2010, 2009 and 2008, 3.3 million, 2.6 million and 3.3 million restricted stock units, respectively, and stock options to purchase 0.4 million, 0.6 million and 0.7 million shares of common stock, respectively, were outstanding. For the years ended December 31, 2010 and 2009, 0.2 million and 0.7 million awards, respectively, were excluded from the diluted earnings per share computation because their effect would have been anti-dilutive. For the year ended December 31, 2008, diluted net loss per common share is the same as basic net loss per common share since the assumed conversion of stock options and restricted stock units would have been anti-dilutive due to the loss position.

Note 8 — Pension and Other Benefit Programs

Defined Benefit Pension Plans

NYSE Euronext maintains pension plans covering its U.S. and European operations. Effective December 31, 2008, the NYSE Amex benefit plans were merged with benefit plans in the U.S. The benefit accrual for all U.S. operations pension plans are frozen.

Retirement benefits are derived from a formula, which is based on length of service and compensation. Based on the calculation, NYSE Euronext may contribute to its pension plans to the extent such contributions may be deducted for income tax purposes. In 2010, 2009 and 2008, NYSE Euronext contributed $5 million, $9 million and $5 million to its European operations, respectively. NYSE Euronext anticipates contributing approximately $5 million in 2011 to its European operations and $37 million to its U.S. operations. There were no contributions to the U.S. pension plans in 2010, 2009 and 2008.

NYSE Euronext bases its investment policy and objectives on a review of the actuarial and funding characteristics of the retirement plan, the demographic profile of plan participants, and the business and financial characteristics of NYSE Euronext. Capital market risk/return opportunities and tradeoffs also are considered as part of the determination. The primary investment objective of the NYSE Euronext plan is to achieve a long-term rate of return that meets the actuarial funding requirements of the plan and maintains an asset level sufficient to meet all benefit obligations of the plan. The target allocations for its U.S. plan assets are 65 percent equity securities and 35 percent U.S. fixed income securities. Equity securities primarily include investments in large-cap and small-cap companies primarily located in the United States. U.S. Fixed income securities include corporate bonds of companies from diversified industries and U.S. treasuries. The target allocations for NYSE Euronext’s European plan assets vary across plans, with a primary focus on fixed income securities.

The fair values of NYSE Euronext’s pension plan assets at December 31, 2010, by asset category are as follows (in millions):

	Fair Value Measurements
Asset Category	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Cash	$4	$—	$—	$4
Equity securities:
U.S. large-cap	141	53	—	194
U.S. small-cap	64	64	—	128
International	55	130	—	185
Fixed income securities	—	260	—	260

Total	$264	$507	$—	$771

The fair values of NYSE Euronext’s pension plan assets at December 31, 2009, by asset category are as follows (in millions):

	Fair Value Measurements
Asset Category	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Cash	$3	$—	$—	$3
Equity securities:
U.S. large-cap	125	46	—	171
U.S. small-cap	—	99	—	99
International	52	137	—	189
Fixed income securities	138	160	—	298

Total	$318	$442	$—	$760

The costs of the plans in 2010 and 2009 have been determined in accordance with the Compensation-Retirement Benefits Topic of the FASB Accounting Standards Codification. The measurement date for the plans is December 31, 2010, 2009 and 2008. The following table provides a summary of the changes in the plans’ benefit obligations and the fair value of assets as of December 31, 2010, 2009 and 2008 and a statement of funded status of the plans as of December 31, 2010, 2009 and 2008 (in millions):

	Pension Plans
	2010		2009		2008
Asset Category	U.S. operations	European operations	U.S. operations	European operations	U.S. operations	European operations
Change in benefit obligation:
Benefit obligation at beginning of year	$725	$199	$706	$175	$583	$192
Service cost	—	4	—	4	—	4
Interest cost	41	9	42	11	38	10
Actuarial (gain) loss	52	(3)	29	20	57	(14)
Settlement loss (gain)	—	(5)	—	—	—	—
Business combination — NYSE Amex	—	—	—	—	58	—
Curtailment loss (gain)	(1)	(4)	—	(3)	10	(2)
Benefits paid	(48)	(7)	(52)	(14)	(40)	(6)
Currency translation and other	—	(13)	—	6	—	(9)

Benefit obligation at year end	$769	$180	$725	$199	$706	$175

Change in plan assets:
Fair value of plan assets at beginning of year	564	196	486	167	695	203
Business combination — NYSE Amex	—	—	—	—	45	—
Actual (loss) return on plan assets	74	7	130	29	(215)	(25)
Company contributions	—	4	—	9	—	5
Benefits paid	(48)	(7)	(52)	(14)	(39)	(6)
Settlement	—	(7)	—	—	—	—
Currency translation and other	—	(12)	—	5	—	(10)

Fair value of plan assets at end of year	$590	$181	$564	$196	$486	$167

Funded status	$(179)	$1	$(161)	$(3)	$(220)	$(8)

Accumulated benefit obligation	$769	$180	$725	$199	$706	$175

Amounts recognized in the balance sheet
Non-current assets	$—	$6	$—	$2	$—	$2
Current liabilities	—	—	—	—	—	—
Non-current liabilities	(179)	(5)	(161)	(5)	(220)	(10)

The components of pension expense/(benefit) are set forth below (in millions):

	Pension Plans
	2010		2009		2008
	U.S. operations	European operations	U.S. operations	European operations	U.S. operations	European operations
Service cost	$—	$4	$—	$4	$—	$4
Interest cost	41	9	42	11	38	10
Estimated return on plan assets	(48)	(9)	(52)	(9)	(54)	(10)
Actuarial (gain) loss	10	(1)	2	(1)	—	—
Settlement (gain) loss	—	(3)	—	—	—	—
Curtailment	—	(4)	—	(3)	—	(2)

Aggregate pension (benefit) expense	$3	$(4)	$(8)	$2	$(16)	$2

The following table shows the payments projected based on actuarial assumptions (in millions):

Pension Plan Payment Projections	U.S. operations	European operations	Total
2011	$47	$7	$54
2012	47	7	54
2013	47	7	54
2014	47	7	54
2015	47	7	54
Next 5 years	234	39	273

Supplemental Executive Retirement Plan

The U.S. operations also maintain a nonqualified supplemental executive retirement plan, which provides supplemental retirement benefits for certain employees. The future benefit accrual of all SERP plans is frozen. To provide for the future payments of these benefits, the U.S. operations has purchased insurance on the lives of the participants through company-owned policies. At December 31, 2010, 2009 and 2008, the cash surrender value of such policies was $40 million, $38 million and $36 million, respectively, and is included in other non-current assets in the consolidated statements of financial condition. Additionally certain subsidiaries of the U.S. operations maintain equity and fixed income mutual funds for the purpose of providing for future payments of SERP. At December 31, 2010, 2009 and 2008, the fair value of these assets was $42 million, $46 million and $36 million, respectively. Such balance is included in financial investments in the consolidated statements of financial condition.

The following table provides a summary of the changes in the U.S. operations SERP benefit obligations for December 31, 2010, 2009 and 2008 (in millions):

	2010	2009	2008
Change in benefit obligations:
Benefit obligation at beginning of year	$89	$83	$79
Service cost	—	1	1
Interest cost	4	5	4
Business combination	—	—	10
Actuarial loss (gain)	3	10	—
Curtailments	—	—	1
Benefits paid	(9)	(10)	(12)

Accumulated benefit obligation	$87	$89	$83

Funded status	$(87)	$(89)	$(83)
Amounts recognized in the balance sheet
Current liabilities	$(9)	$(10)	$(8)
Non-current liabilities	(78)	(79)	(75)

The components of U.S. operations SERP expense/(benefit) are set forth below (in millions):

	2010	2009	2008
Service cost	$—	$1	$1
Interest cost	4	5	4
Recognized actuarial (gain) loss	2	—	1

Aggregate SERP expense	$6	$6	$6

The following table shows the projected payments for the U.S. operations based on the actuarial assumptions (in millions):

SERP Plan Payment Projections
2011	$9
2012	10
2013	10
2014	10
2015	10
Next 5 years	37

Pension and SERP Plan Assumptions

The weighted average assumptions used to develop the actuarial present value of the projected benefit obligation and net periodic pension/SERP cost are set forth below:

	2010		2009		2008
	U.S.	Europe	U.S.	Europe	U.S.	Europe
Discount rate (pension/SERP)	5.3%/4.6%	4.8%/N/A	5.8%/5.2%	4.9%/N/A	6.1%/6.3%	6.2%N/A
Expected long-term rate of return on plan assets (pension/SERP)	8.0%/N/A	5.1%/N/A	8.0%/N/A	5.5%/N/A	8.0%N/A	5.2%N/A
Rate of compensation increase	N/A	3.5%	N/A	3.8%	N/A	3.7%

To develop the expected long-term rate of return on assets assumption, both the U.S. and European operations considered the historical returns and the future expectations for returns for each asset class as well as the target asset allocation of the pension portfolio. The assumed discount rate reflects the market rates for high-quality corporate bonds currently available. The discount rate was determined by considering the average of pension yield curves constructed on a large population of high quality corporate bonds. The resulting discount rates reflect the matching of plan liability cash flows to yield curves.

Postretirement Benefit Plans

In addition, the U.S. operations maintain defined benefit plans to provide certain health care and life insurance benefits (the “Plans”) for eligible retired employees. These Plans, which may be modified in accordance with their terms, cover substantially all employees. These Plans are measured on December 31 annually. These Plans were fully frozen in 2009.

The net periodic postretirement benefit cost for the U.S. operations was $10 million, $4 million and $19 million for the years ended December 31, 2010, 2009 and 2008, respectively. The defined benefit plans are unfunded. Currently, management does not expect to fund the Plans.

The following table shows actuarial determined benefit obligation, benefits paid during the year and the accrued benefit cost for the year (in millions):

	2010	2009	2008
Benefit obligation at the end of year(1)	$208	$220	$218
Benefits paid	13	13	14
Accrued benefit cost	208	220	218
Additional (gain) or loss recognized due to:
Curtailment	$—	$(9)	7
Discount rate as of December 31	5.2%	5.6%	6.1%

(1)	Benefit obligation at the end of 2008 included a $13 million related to the NYSE Amex merger on October 1, 2008.

The following table shows the payments projected (net of expected Medicare subsidy receipts of $13 million over the next ten fiscal years) based on actuarial assumptions (in millions):

Payment Projections	U.S.
2011	$13
2012	14
2013	14
2014	14
2015	14
Next 5 years	67

For measurement purposes, the U.S. operations assumed a 9.3% annual rate of increase in the per capita cost of covered health care benefits in 2010 which will decrease on a graduated basis to 4.5% in the year 2029 and thereafter.

The following table shows the effect of a one-percentage-point increase and decrease in assumed health care cost trend rates (in millions):

Assumed Health Care Cost Trend Rate	1% Increase	1% Decrease
Effect of postretirement benefit obligation	$1	$(1)
Effect on total of service and interest cost components	23	(19)

Curtailments to the Plans

In 2010, NYSE Euronext recorded a $4 million curtailment gain as a result of employee actions in Europe. In 2009, NYSE Euronext recorded a $9 million curtailment gain associated with changes to its U.S. retiree medical plan and $3 million curtailment gain in Europe. In 2008, NYSE Euronext recorded a $7 million curtailment loss as a result of various employee actions, including the voluntary staff reduction initiatives, on its U.S. benefit plans.

Accumulated Other Comprehensive Income

Accumulated other comprehensive income, before tax, as of December 31, 2010 consisted of the following amounts that have not yet been recognized in net periodic benefit cost (in millions):

	Pension Plans	SERP Plans	Postretirement Benefit Plans	Total
Unrecognized net actuarial loss	$(261)	$(24)	$(58)	$(343)
Unrecognized prior service credit	—	—	19	19

Total amounts included in accumulated other comprehensive loss	$(261)	$(24)	$(39)	$(324)

The amount of prior service credit and actuarial loss included in accumulated other comprehensive income related to the pension, SERP and postretirement plans, which are expected to be recognized in net periodic benefit cost in the coming year is estimated to be (in millions):

	Pension Plans	SERP Plans	Postretirement Benefit Plans	Total
Loss recognition	$14	$2	$2	$18
Prior service cost recognition	—	—	(1)	(1)

Amount to be recognized in net periodic benefit cost	$14	$2	$1	$17

Defined Contribution Plans

The U.S. operations maintain savings plans for which most employees are eligible to contribute a part of their salary within legal limits. The U.S. operations matches an amount equal to 100% of the first 6% of eligible contributions. The U.S. operations also provides benefits under a Supplemental Executive Savings Plan to which eligible employees may contribute. Savings plans expense was $11 million, $12 million and $12 million for the years ended December 31, 2010, 2009 and 2008, respectively. Included in accrued employee benefits payable was $24 million at both December 31, 2010 and 2009 and $29 million at December 31, 2008 related to these plans.

Note 9 — Goodwill and Other Intangible Assets

The change in the carrying amount of goodwill by reportable segments was as follows (in millions):

	Derivatives	Cash Trading and Listings	Information Services and Technology Solutions	Total
Balance as of January 1, 2008	$2,308	$2,189	$190	$4,687
Acquisitions	485	369	201	1,055
Impairment charge	—	(1,003)	—	(1,003)
Currency translation and other	(624)	(99)	(31)	(754)

Balance as of December 31, 2008	$2,169	$1,456	$360	$3,985
Acquisitions	—	—	39	39
Divestitures	—	(96)	—	(96)
Currency translation and other	163	111	8	282

Balance as of December 31, 2009	$2,332	$1,471	$407	$4,210
Purchase accounting adjustments	—	5	(5)	—
Currency translation and other	(80)	(37)	(43)	(160)

Balance as of December 31, 2010	$2,252	$1,439	$359	$4,050

The following table presents the details of the intangible assets by reportable segments as of December 31, 2010, 2009 and 2008 (in millions):

	Carrying Value	Accumulated Amortization	Useful Life (in years)
Balance as of December 31, 2010
National securities exchange registrations	$5,003	$—	Indefinite
Customer relationships	852	166	7 to 20
Trade names and other	187	39	2 to 20

Other intangible assets	$6,042	$205

	Carrying Value	Accumulated Amortization	Useful Life (in years)
Balance as of December 31, 2009
National securities exchange registrations	$5,255	$—	Indefinite
Customer relationships	886	122	7 to 20
Trade names and other	195	30	2 to 20

Other intangible assets	$6,336	$152

	Carrying Value	Accumulated Amortization	Useful Life (in years)
Balance as of December 31, 2008
National securities exchange registrations	$4,962	$—	Indefinite
Customer relationships	806	71	7 to 20
Trade names and other	223	54	2 to 20

Other intangible assets	$5,991	$125

In the U.S., the national securities exchange registrations allow NYSE Arca and NYSE Amex to (i) generate revenues from market data fees (both from equity and option trading activities) and listing fees, and (ii) reduce its costs because clearing charges are not incurred for trades matched internally on its trading systems. As an operator of five European-based registered national securities exchanges, Euronext is eligible to earn market data fees (both from equity and option trading activities), listing fees and certain trading fees. The national securities exchange registrations were valued using the excess earnings income approach.

For the years ended December 31, 2010, 2009 and 2008, amortization expense for the intangible assets was approximately $58 million, $58 million and $57 million, respectively.

The estimated future amortization expense of acquired purchased intangible assets is as follows (in millions):

Year Ending December 31,
2011	$58
2012	58
2013	58
2014	58
2015	58
Thereafter	544

Total	$834

Note 10 — Stock-Based Compensation

Under the Stock Incentive Plan, NYSE Euronext may grant stock options and other equity awards to employees. NYSE Euronext’s approach to the incentive compensation awards contemplates awards of stock options and restricted stock units (“RSUs”).

Stock options are granted at an exercise price equal to the market price at the date of grant. Stock options granted generally vest and become exercisable over a period of three to four years, and generally expire after ten years. NYSE Euronext has not granted stock options in 2010, 2009 or 2008. As of December 31, 2010, 2009 and 2008, the total aggregate intrinsic value of stock options outstanding was $5 million, $5 million and $12 million, respectively. As of December 31, 2010, 2009 and 2008, the total aggregate intrinsic value of stock options exercisable was $5 million, $4 million and $10 million, respectively.

For the year ended December 31, 2010, 2009 and 2008, NYSE Euronext recorded $38 million, $43 million and $48 million, respectively, of stock-based compensation. As of December 31, 2010, there was approximately

$31 million of total unrecognized compensation cost related to restricted stock units. This cost is expected to be recognized over approximately three years. Cash received from employee stock option exercises for the years ended December 31, 2010, 2009 and 2008 was $1 million, $1 million and $10 million, respectively. NYSE Euronext satisfies stock option exercises with newly issued shares.

The following table summarizes information about the stock option activity (number of stock options in thousands):

	2010		2009		2008
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	563	$17.57	737	$20.62	871	$21.36
Awards exercised	(107)	13.32	(117)	9.36	(333)	9.18
Awards cancelled	(16)	38.64	(57)	17.70	(117)	27.34
Awards converted in business combination	—		—		316	4.27

Outstanding at end of year	440	$17.67	563	$17.57	737	$20.62

Additional information regarding stock options outstanding as of December 31, 2010 is as follows (number of stock options in thousands):

	Outstanding
Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price	Exercisable
				Number Exercisable	Weighted Average Exercise Price
$ 3.82 – $19.30	206	3.1	$10.98	204	$11.06
$20.25 – $25.38	234	0.7	23.57	234	23.57

	440	1.9	$17.67	438	$17.74

The following table summarizes information about the restricted stock units activity (stock units in thousands):

	Number of RSUs
	2010	2009	2008
Outstanding at beginning of year	2,616	2,181	1,559
Awards granted	1,486	1,470	1,328
Awards cancelled	(185)	(221)	(51)
Awards vested	(599)	(814)	(655)

Outstanding at end of year	3,318	2,616	2,181
Weighted average fair value per share for RSUs granted during period	$23.78	$21.75	$63.98

Note 11 — Related-Party Transactions

AEMS

On August 5, 2008, NYSE Euronext acquired the remaining interest in AEMS previously owned by Atos Origin. Prior to the acquisition, NYSE Euronext owned 50% of AEMS and had entered into mutual service agreements. The service agreements were terminated and results of operations and financial condition of AEMS have been included in NYSE Euronext’s consolidated financial statements since August 5, 2008.

LCH.Clearnet

See Note 4 for a discussion of NYSE Liffe Clearing.

Qatar

See Note 3 for a discussion of the strategic partnership with the State of Qatar.

The following table presents revenues (expenses) derived from or incurred with these related parties (in millions):

	Year Ended December 31,
	2010	2009	2008
AEMS	$—	$—	$(91)
LCH.Clearnet	(44)	(364)	4
QATAR	26	9	—

BlueNext

BlueNext is the European carbon exchange business launched by NYSE Euronext in 2008. BlueNext is established in France and is 60% owned by NYSE Euronext and 40% owned by Caisse des Dépots et Consignation (“CDC”). NYSE Euronext consolidates the results of operations and the financial condition of BlueNext. In the regular course of business, through June 2009, BlueNext paid recoverable Value Added Tax (“VAT”) to certain customers on a daily basis and recovered such VAT from the French Tax Authorities on a one-month lag. CDC provided BlueNext with an overdraft to fund the VAT receivable. Under this arrangement, BlueNext had $249 million overdraft balances outstanding with CDC as of December 31, 2008, reflected as “Related party payable” on our consolidated statement of financial condition. Effective in July 2009, the carbon traded on the BlueNext exchange was VAT exempt.

Note 12 — Fair Value of Financial Instruments

NYSE Euronext accounts for certain financial instruments at fair value in accordance with the Fair Value Measurements and Disclosures Topic of the FASB Accounting Standards Codification. The Fair Value Measurements and Disclosures Topic defines fair value, establishes a fair value hierarchy on the quality of inputs used to measure fair value, and enhances disclosure requirements for fair value measurements. The fair value of a financial instrument is the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value of financial instruments is determined using various techniques that involve some level of estimation and judgment, the degree of which is dependent on the price transparency and the complexity of the instruments.

In accordance with the Fair Value Measurements and Disclosures Topic, NYSE Euronext has categorized its financial instruments measured at fair value into the following three-level fair value hierarchy based upon the level of judgment associated with the inputs used to measure the fair value:

•

Level 1: Inputs are unadjusted quoted prices for identical assets or liabilities in an active market that NYSE Euronext has the ability to access. Generally, equity and other securities listed in active markets and investments in publicly traded mutual funds with quoted market prices are reported in this category.

•

Level 2: Inputs are either directly or indirectly observable for substantially the full term of the assets or liabilities. Generally, municipal bonds, certificates of deposits, corporate bonds, mortgage securities, asset backed securities and certain derivatives are reported in this category. The valuation of these instruments is based on quoted prices or broker quotes for similar instruments in active markets.

•	Level 3: Some inputs are both unobservable and significant to the overall fair value measurement and reflect management’s best estimate of what market participants would use in pricing the asset or liability. Generally, assets and liabilities carried at fair value and included in this category are certain structured investments, derivatives, commitments and guarantees that are neither eligible for Level 1 or Level 2 due to the valuation techniques used to measure their fair value. The inputs used to value these instruments are both observable and unobservable and may include NYSE Euronext’s own projections.

If the inputs used to measure the financial instruments fall within different levels of the hierarchy, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument. A review of the fair value hierarchy classifications is conducted on a quarterly basis. Changes in the valuation inputs may result in a reclassification for certain financial assets or liabilities.

The following table presents NYSE Euronext’s fair value hierarchy of those assets and liabilities measured at fair value on a recurring basis as of December 31, 2010, 2009 and 2008 (in millions):

	As of December 31, 2010
	Level 1	Level 2	Level 3	Total
Assets
Mutual Funds (SERP/SESP)(1)	$37	$—	$—	$37
Corporate Bonds	—	1	—	1
Auction Rate Securities	—	—	7	7
Equity Securities	1	—	—	1
Foreign exchange derivative contracts	—	6	—	6

Total Financial investments	$38	$7	$7	$52
Liabilities
Foreign exchange derivative contracts	$—	$—	$—	$—

	As of December 31, 2009
	Level 1	Level 2	Level 3	Total
Assets
Mutual Funds (SERP/SESP)(1)	$49	$—	$—	$49
Corporate Bonds	—	1	—	1
Government Bonds	—	2	—	2
Asset Backed Securities	—	1	—	1
Auction Rate Securities	—	—	8	8
Equity Securities	3	—	—	3
Foreign exchange derivative contracts	—	3	—	3

Total Financial investments	$52	$7	$8	$67
Liabilities
Foreign exchange derivative contracts	$—	$1	$—	$1

	As of December 31, 2008
	Level 1	Level 2	Level 3	Total
Assets
Mutual Funds (SERP/SESP)(1)	$74	$—	$—	$74
Mutual Funds (other)	81	—	—	81
Corporate Bonds	—	16	—	16
Collateralized Mortgage Obligation	—	1	—	1
Money Market Funds(2)	—	94	—	94
Asset Backed Securities	—	2	—	2
Auction Rate Securities	—	—	14	14
Equity Securities	2	—	—	2

Total Financial investments	$157	$113	$14	$284
Other Assets (equity securities)	$26	$—	$—	$26
Liabilities
Interest rate derivative contracts	$—	$1	$—	$1

(1)	Equity and fixed income mutual funds held for the purpose of providing future payments of Supplemental Executive Retirement Plan (SERP) and Supplemental Executive Savings Plan (SESP).
(2)	The money market fund is reflected in level 2 of the fair value hierarchy as the trading in these shares has been frozen.

The difference between the total financial assets and liabilities as of December 31, 2010, 2009 and 2008 presented in the table above and the related amounts in the consolidated statement of financial condition is primarily due to investments recorded at cost or adjusted cost such as non-quoted equity securities, bank deposits and other interest rate investments, and to debt instruments recorded at amortized cost. The fair value of NYSE Euronext’s long-term debt instruments was approximately $2.2 billion as of December 31, 2010. The carrying value of all other financial assets and liabilities approximates fair value. As of December 31, 2010, 2009 and 2008, NYSE Euronext has $7 million, $8 million and $14 million, respectively, of Level 3 securities consisting of auction rate securities purchased by NYSE Amex prior to its acquisition by NYSE Euronext on October 1, 2008. Since February 2008, these auction rate securities have failed at auction and are not currently valued at par. The decrease in the amount of auction rate securities from $14 million at December 31, 2008 to $8 million at December 31, 2009 and from $8 million at December 31, 2009 to $7 million at December 31, 2010 are attributable to the disposal of $6 million and $1 million of these securities, respectively. As of December 31, 2010, the weighted average price of the outstanding $7 million auction rate securities was 92 cents to a dollar and NYSE Euronext had recorded in other comprehensive income of $0.3 million unrealized gain on these securities.

Note 13 — Derivatives and Hedges

NYSE Euronext may use derivative instruments to hedge financial risks related to its financial position or risks that are otherwise incurred in the normal course of its operations. NYSE Euronext does not use derivative instruments for speculative purposes and enters into derivative instruments only with counterparties that meet high creditworthiness and rating standards. NYSE Euronext adopted Subtopic 65 in the Derivatives and Hedging Topic of the Codification on January 1, 2009.

NYSE Euronext records all derivative instruments at fair value on the consolidated statement of financial condition. Certain derivative instruments are designated as hedging instruments under fair value hedging relationships, cash flow hedging relationships or net investment hedging relationships. Other derivative instruments remain undesignated. The details of each designated hedging relationship are formally documented at the inception of the relationship, including the risk management objective, hedging strategy, hedged item, specific risks being hedged, derivative instrument, how effectiveness is being assessed and how ineffectiveness, if any, will be measured. The hedging instrument must be highly effective in offsetting the changes in cash flows or fair value of the hedged item and the effectiveness is evaluated quarterly on a retrospective and prospective basis.

The following table presents the aggregated notional amount and the fair value of NYSE Euronext’s derivative instruments reported on the consolidated statement of financial condition as of December 31, 2010 (in millions):

		Fair Value of Derivative Instruments
	Notional Amount	Asset(1)	Liability(2)
Derivatives not designated as hedging instruments
Foreign exchange contracts	$425	$6	$—

Total derivatives	$425	$6	$—

(1)	Included in “Financial investments” in the consolidated statements of financial condition.
(2)	Included in “Short term debt” in the consolidated statements of financial condition.

Pre-tax gains and losses on derivative instruments designated as hedged items under net investment hedging relationship for the year ended December 31, 2010 were as follows (in millions):

Derivatives in Net Investment Hedging Relationship	Gain/(Loss) Recognized in Other Comprehensive Income (Effective Portion)	Gain/(Loss) Recognized in Income (Ineffective Portion)
December 31, 2010	Year Ended	Year Ended
Foreign exchange contracts	$(11)	$0

Pre-tax gains and losses on derivative instruments not designated in hedging relationship for the year ended December 31, 2010 were as follows (in millions):

Derivatives Not Designated as Hedging Instruments	Gain/(Loss) Recognized in Income
December 31, 2010	Year Ended
Foreign exchange contracts	$16

For the year ended December 31, 2010, NYSE Euronext also entered into euro/U.S. dollar, sterling/U.S. dollar and sterling/euro foreign exchange contracts in place with tenors less than 4 months in order to hedge various financial positions. As of December 31, 2010, NYSE Euronext had a £82 million ($125 million) sterling/U.S. dollar foreign exchange swap outstanding with a positive fair value of $1 million and a €228 million ($300 million) euro/U.S. dollar foreign exchange swaps outstanding with a positive fair value of $5 million. These instruments matured during January 2011. For the year ended December 31, 2010, the cumulative net gain recognized under foreign exchange contracts not designated as hedging instruments in Other income in the consolidated statements of operations amounted to $16 million, and the cumulative net loss recognized under foreign exchange contracts designated as hedging instruments in Other comprehensive income amounted to $11 million.

For the year ended December 31, 2010, NYSE Euronext had no derivative instruments in cash flow hedging relationships and net investment hedging relationships.

Note 14 — Financial Investments

A summary of current investments was as follows (in millions):

	December 31, 2010
	Adjusted Cost	Unrealized Gains	Unrealized Losses(2)	Fair Value
Mutual Funds (SERP/SESP)(1)	$36	$1	$—	$37
Corporate Bonds	1	—	—	1
Auction Rate Securities	7	—	—	7
Equity Securities	1	—	—	1
Foreign exchange derivative contracts	6	—	—	6

Financial Investments	$51	$1	$—	$52

	December 31, 2009
	Adjusted Cost	Unrealized Gains	Unrealized Losses(2)	Fair Value
Mutual Funds (SERP/SESP)(1)	$51	$—	$2	$49
Corporate Bonds	1	—	—	1
Government Bonds	2	—	—	2
Asset Backed Securities	1	—	—	1
Auction Rate Securities	8	—	—	8
Equity Securities	2	1	—	3
Bank deposits and other interest rate investments	3	—	—	3

Financial Investments	$68	$1	$2	$67

	December 31, 2008
	Adjusted Cost	Unrealized Gains	Unrealized Losses(3)	Fair Value
Mutual Funds (SERP/SESP)(1)	$84	$—	$10	$74
Mutual Funds (other)	81	—	—	81
Corporate Bonds	17	—	1	16
Collateralized Mortgage Obligations	1	—	—	1
Asset Backed Securities	2	—	—	2
Auction Rate Securities	15	—	1	14
Equity Securities	3	—	1	2
Bank deposits and other interest rate investments	46	—	—	46

Financial Investments	$249	$—	$13	$236

(1)	Equity and fixed income mutual funds held for the purpose of providing future payments of Supplemental Executive Retirement Plan (SERP) and Supplemental Executive Savings Plan (SESP).
(2)	As of December 31, 2010 and 2009, all unrealized losses have been reported for less than 12 months.
(3)	As of December 31, 2008, all unrealized losses have been reported for less than 12 months, except for $0.6 million of unrealized losses which have been reported for more than 12 months and less than 24 months.

NYSE Euronext received gross proceeds from the sale of available-for-sale current investments of $487 million, $905 million and $2,389 million with gross realized gains amounting to $1 million, $2 million and $17 million and gross realized losses of $1 million, zero and $9 million for the years ended December 31, 2010, 2009 and 2008, respectively.

During 2010, NYSE Euronext has not recorded any impairment loss on available-for-sale securities.

The following table summarizes the adjusted cost and fair value of available-for-sale fixed income securities and other interest rate investments, by contractual maturity (in millions):

	December 31,
	2010		2009		2008
	Adjusted Cost	Fair Value	Adjusted Cost	Fair Value	Adjusted Cost	Fair Value
Due in 1 year or less	$—	$—	$3	$3	$6	$6
Due in 1 to 5 years	—	—	—	—	11	10
Due in 5 to 10 years	—	—	—	—	—	—
Not due at a single maturity date(1)	7	8	9	9	18	17

Financial Investments	$7	$8	$12	$12	$35	$33

(1)	Includes asset-backed securities, collateralized mortgage obligations and auction rate securities.

Note 15 — Debt

Short term and long term debt consisted of the following (in millions):

	December 31,
	2010	2009	2008
Commercial paper program	$330	$576	$692
5.125% GBP 250 million unsecured bond due June 2009 (amortized cost)	—	—	371
Accrued interest on long-term debt and other	36	40	38

Short term debt	366	616	1,101
4.8% USD 750 million unsecured bond due June 2013 (amortized cost)	749	749	748
5.375% EUR 1 billion unsecured bond due June 2015 (amortized cost)	1,325	1,417	1,039

Long term debt	2,074	2,166	1,787

Total debt	$2,440	$2,782	$2,888

In 2007, NYSE Euronext entered into a U.S. dollar and euro-denominated global commercial paper program of $3.0 billion in order to refinance the acquisition of the Euronext shares. As of December 31, 2010, 2009 and 2008, NYSE Euronext had $0.3 billion, $0.6 billion and $0.7 billion of debt outstanding at an average interest rate of 0.8%, 0.4% and 2.9% under this commercial paper program, respectively. The effective interest rate of commercial paper issuances does not materially differ from short term interest rates (Libor U.S. for commercial paper issued in U.S. dollar and Euribor for commercial paper issued in euro). The fluctuation of these rates due to market conditions may therefore impact the interest expense incurred by NYSE Euronext.

The commercial paper program is backed by a $2.0 billion 5-year syndicated revolving bank facility maturing on April 4, 2012. This bank facility is also available for general corporate purposes and was not drawn as of December 31, 2010. On September 15, 2008, the amount of commitments readily available to NYSE Euronext under the $2.0 billion April 2012 facility decreased from $2.0 billion to $1,833 million as a result of the bankruptcy filing of Lehman Brothers Holdings Inc., which had provided a $167 million commitment under this facility.

In 2006, prior to the combination with NYSE Group, Euronext entered into a €300 million ($401 million at December 31, 2010) revolving credit facility available for general corporate purposes, which matures on August 4, 2011. On a combined basis, as of December 31, 2010, NYSE Euronext had three committed bank credit facilities totaling $2.2 billion, with no amount outstanding under any of these facilities. The commercial paper program and the credit facilities include terms and conditions customary for agreements of this type, which may restrict NYSE Euronext’s ability to engage in additional transactions or incur additional indebtedness.

In 2008, NYSE Euronext issued $750 million of 4.8% fixed rate bonds due in June 2013 and €750 million of 5.375% fixed rate bonds due in June 2015 in order to, among other things, refinance outstanding commercial paper and lengthen the maturity profile of its debt. In 2009, NYSE Euronext increased the €750 million 5.375% notes due in June 2015 to €1 billion as a result of an incremental offering of €250 million. The terms of the bonds do not contain any financial covenants. The bonds may be redeemed by NYSE Euronext or the bond holders under certain customary circumstances, including a change in control accompanied by a downgrade of the bonds below an investment grade rating. The terms of the bonds also provide for customary events of default and a negative pledge covenant.

As of December 31, 2010, the debt repayment schedule was as follows (in millions):

Due in 2011	$366
Due in 2012	—
Due in 2013	749
Due in 2014	—
Due in 2015 or later	1,325

Total debt	$2,440

Note 16 — Income Taxes

The income (loss) from continuing operations before income taxes consisted of the following (in millions):

	Year Ended December 31,
	2010	2009	2008
Domestic	$166	$52	$181
International	520	153	(826)

Total	$686	$205	$(645)

The income tax provision (benefit) consisted of the following (in millions):

	Year Ended December 31,
	2010	2009	2008
Current:
Federal	$18	$(31)	$73
State and local	17	(15)	20
International	56	26	221
Deferred:
Federal	60	63	3
State and local	(10)	20	(2)
International	(13)	(70)	(220)

Total	$128	$(7)	$95

Deferred tax asset and liability balances consisted of the following (in millions):

	December 31,
	2010	2009	2008
Current deferred tax arising from:
Deferred revenue	$34	$37	$34
Deferred compensation	18	22	19
Depreciation	39	—	—
Other	29	41	60

Current deferred assets	$120	$100	$113

Depreciation and other	$2	$18	$38

Current deferred liabilities	$2	$18	$38

Non-current deferred tax arising from:
Deferred revenue	$146	$155	$146
Depreciation	46	90	86
Stock-based compensation	25	19	41
Deferred compensation	135	142	151
Pension	93	85	112
Net operating loss	153	112	49
Valuation allowance	(24)	(19)	(13)
Other	59	96	99

Non-current deferred assets	$633	$680	$671

Intangible assets	$1,800	$1,947	$1,844
Software capitalization	67	56	33
Pension	13	13	29
Depreciation and other	127	74	96

Non-current deferred liabilities	$2,007	$2,090	$2,002

Deferred tax liabilities have not been recognized for the portion of the outside basis differences (including undistributed earnings) relating to foreign subsidiaries because the investment in these subsidiaries is considered to be permanent in duration. Quantification of the deferred tax liability associated with these outside basis differences is not practicable.

As of December 31, 2010, NYSE Euronext had approximately $297 million of net operating losses (“NOL”) for tax purposes, which will begin to expire in 2021. A valuation allowance was recorded against approximately $24 million, $19 million and $13 million of certain NOL as of December 31, 2010, 2009 and 2008, respectively, as it appears more likely than not that the corresponding asset will not be realized due to certain tax limitations. There is no valuation allowance recorded against any of the remaining deferred tax assets based on management’s belief that it is more likely than not that such assets will be realized.

For the years ended December 31, 2010 and 2009, the exercise of stock options and vesting of restricted stock units did not result in any tax benefit. For the year ended December 31, 2008, tax benefits of $1 million associated with the exercise of stock options and vesting of restricted stock units was recorded as an increase to additional paid-in capital.

The reconciliation between the statutory and effective tax rates is as follows:

	Year Ended December 31,
	2010	2009	2008
Federal statutory rate	35.0%	35.0%	35.0%
State and local taxes (net of federal benefit)	0.6	3.2	(2.6)
Foreign operations	(14.1)	(38.6)	8.0
Tax rate changes	(3.4)	—	—
Goodwill impairment	—	—	(53.5)
Other	0.6	(3.2)	(1.6)

Effective tax rate	18.7%	(3.6)%	(14.7)%

For the year ended December 31, 2010, NYSE Euronext’s effective tax rate was lower than the statutory rate primarily due to (i) higher earnings generated from NYSE Euronext’s foreign operations where the applicable tax rate is lower than the statutory rate, (ii) the lapse of applicable statute of limitation in various jurisdictions, and (iii) a discrete deferred tax benefit related to an enacted reduction in corporate tax rate in both the United Kingdom and the Netherlands.

For the year ended December 31, 2009, NYSE Euronext’s effective tax rate was lower than the statutory rate primarily due to lower tax rates on foreign operations and the lapse of applicable statute of limitation in certain foreign jurisdictions. In addition, the $355 million termination payment to LCH.Clearnet in connection with our NYSE Liffe Clearing arrangements significantly reduced NYSE Euronext’s pre-tax income, which in turn impacted our effective tax rate.

For the year ended December 31, 2008, NYSE Euronext’s effective tax rate was lower than the statutory rate primarily due to the $1.0 billion goodwill impairment charge and $0.5 billion impairment charge related to the national securities exchange registration of our European Cash Trading and Listings reporting unit. A portion of such impairment charges was not deductible for tax purposes.

In connection with the assessment of certain positions in various U.S. and European tax jurisdictions, a reconciliation of the gross unrecognized tax benefits for the years ended December 31, 2010, 2009 and 2008 is as follows (in millions):

	Year Ended December 31,
	2010	2009	2008
Balance at beginning of the year	$89	$80	$67
(Decreases) increases based on tax positions taken during a prior period	—	(3)	2
Increases based on tax positions taken during the current period	20	22	16
Decreases related to a lapse of applicable statute of limitation	(27)	(11)	(6)
Currency translation	(3)	1	—
Settlements	(4)	—	1

Balance at end of the year	$75	$89	$80

Included in the ending balance at December 31, 2010, 2009 and 2008 are $74 million, $46 million and $33 million, respectively, of tax positions which, if recognized, would affect the effective tax rate, and there were no tax positions for which there is uncertainty about the timing of tax benefit in 2010, 2009 and 2008.

NYSE Euronext accounts for interest and penalties related to the underpayment or overpayment of income taxes as a component of income tax provision in the consolidated statements of operations. For the years ended December 31, 2010, 2009 and 2008, NYSE Euronext recorded $1 million, $4 million and $3 million, respectively, for interest and penalties in its consolidated statements of operations. For the years ended December 31, 2010, 2009 and 2008, the accrued net interest payable related to the above net tax benefit was $3 million, $7 million and $1 million, respectively.

In many cases, uncertain tax positions are related to tax years that remain subject to examination by the relevant tax authorities. The following table summarizes these open tax years by major jurisdiction:

Jurisdiction	Examination in Progress	Open Tax Years

U.S.	2000-2008	2009-2010

Netherlands	None	2009-2010

France	None	2009-2010

United Kingdom	None	2009-2010

Belgium	None	2009-2010

Portugal	None	2009-2010

NYSE Euronext does not anticipate that the total unrecognized tax benefits will change significantly in the next twelve months.

Note 17 — Commitments and Contingencies

Legal Matters

The following is a summary of significant legal matters as of December 31, 2010:

IRS Notice

In November 2009, the Internal Revenue Service (“IRS”) issued a notice of proposed adjustment seeking to disallow approximately $161 million in deductions taken by the NYSE for compensation paid to its former Chairman and Chief Executive Officer in the tax years 2001, 2002 and 2003. In February 2010, the NYSE filed a protest of the proposed disallowance and is awaiting a conference with the IRS Appeals Office.

Shareholder Lawsuits

Following the announcement of NYSE Euronext’s business combination agreement with Deutsche Börse on February 15, 2011, various lawsuits were filed by purported NYSE Euronext shareholders in at least two state courts. The plaintiffs are seeking to litigate on behalf of a proposed class of all NYSE Euronext shareholders. The named defendants include the members of NYSE Euronext’s Board of Directors, certain officers, as well as NYSE Euronext, Deutsche Börse and related corporate entities. Each lawsuit asserts a claim for breach of fiduciary duty against the individual defendants, and a claim for aiding and abetting that alleged breach against one or more of the entity defendants. In general, the lawsuits critique the terms of the proposed transaction and seek, among other things, an injunction against its completion. NYSE Euronext is reviewing the complaints and intends to contest them.

In addition to the matters described above, NYSE Euronext is from time to time involved in various legal and regulatory proceedings that arise in the ordinary course of its business. NYSE Euronext does not believe, based on currently available information, that the results of any of these various proceedings will have a material adverse effect on its financial statements as a whole.

Commitments

NYSE Euronext leases office space under non-cancelable operating leases and equipment that expire at various dates through 2029. Rental expense under these leases, included in the consolidated statements of operations in both occupancy and systems and communications, totaled $97 million, $123 million and $85 million for the years ended December 31, 2010, 2009 and 2008, respectively.

Future payments under these obligations as of December 31, 2010 were as follows (in millions):

	Operating leases
			Other
Year	Office Space	Equipment	Commitments(1)	Total
2011	$66	$4	$41	$111
2012	62	1	41	104
2013	54	—	35	89
2014	49	—	—	49
2015	42	—	—	42
2016-Thereafter	144	—	—	144

	$417	$5	$117	$539

(1)	Primarily reflects the outstanding commitment for NYSE Euronext’s investment in the Qatar Exchange.

NYSE Euronext’s U.K. regulated derivatives subsidiary, the London Market of NYSE Liffe (for the purposes of this paragraph, “NYSE Liffe”), took full responsibility for clearing activities in NYSE Euronext’s U.K. derivatives market on July 30, 2009. As a result, NYSE Liffe became the central counterparty for contracts entered into by its clearing members on the NYSE Liffe market and outsources certain services to LCH.Clearnet through the NYSE Liffe Clearing arrangement. NYSE Liffe has credit exposure to those clearing members. NYSE Liffe’s clearing members may encounter economic difficulties as a result of the market turmoil and tightening credit markets, which could result in bankruptcy and failure. NYSE Liffe offsets its credit exposure through arrangements with LCH.Clearnet in which LCH.Clearnet provides clearing guarantee backing and related risk functions to NYSE Liffe, and under which LCH.Clearnet is responsible for any defaulting member positions and for applying its resources to the resolution of such a default. In addition, NYSE Liffe maintains policies and procedures to help ensure that its clearing members can satisfy their obligations, including by requiring members to meet minimum capital and net worth requirements and to deposit collateral for their trading activity. Nevertheless, NYSE Euronext cannot be sure that in extreme circumstances, LCH.Clearnet might not itself suffer difficulties, in which case these measures might not prove sufficient to protect NYSE Liffe from a default, or might fail to ensure that NYSE Liffe is not materially and adversely affected in the event of a significant default.

In the normal course of business, NYSE Euronext may enter into contracts that require it to make certain representations and warranties and which provide for general indemnifications. Based upon past experience, NYSE Euronext expects the risk of loss under these indemnification provisions to be remote. However, given that these would involve future claims against NYSE Euronext that have not yet been made, NYSE Euronext’s potential exposure under these arrangements is unknown. NYSE Euronext also has obligations related to unrecognized tax positions, deferred compensation and other postretirement benefits. The date of the payment under these obligations cannot be determined.

Note 18 — Detail of Certain Balance Sheet Accounts

Property and equipment — Components of property and equipment were as follows (in millions):

	December 31,
	2010	2009	2008
Land, buildings and building improvements	$544	$524	$477
Leasehold improvements	407	209	216
Computers and equipment, including capital leases of $13, $13 and $40 for 2010, 2009 and 2008, respectively	737	807	700
Software, including software development costs	945	901	749
Furniture and fixtures	23	26	25

	2,656	2,467	2,167
Less: accumulated depreciation and amortization, including $13, $13 and $39 for 2010, 2009 and 2008, respectively for capital leases	(1,635)	(1,481)	(1,472)

	$1,021	$986	$695

NYSE Euronext capitalized software development costs of approximately $68 million, $111 million and $67 million in 2010, 2009 and 2008, respectively. For the years ended December 31, 2010, 2009 and 2008, NYSE Euronext recognized $79 million, $84 million and $91 million, respectively, of amortization related to capitalized software. Unamortized capitalized software development costs of $146 million, $157 million and $128 million as of December 31, 2010, 2009 and 2008, respectively, were included in the net book value of property and equipment.

Accounts payable and accrued expenses — Components of accounts payable and accrued expenses were as follows (in millions):

	December 31,
	2010	2009	2008
Trade payables	$258	$466	$365
Income tax payable (including uncertain tax positions)	86	104	109
Accrued compensation (including severance)	255	355	355
Other accrued expenses	173	237	168

	$772	$1,162	$997

Other assets (non-current) — Components of non-current other assets were as follows (in millions):

	December 31,
	2010	2009	2008
Investments at cost	$375	$515	$512
Equity method investments	178	178	—
Investments at fair value	—	—	26
Asset held-for sale	46	46	86
Deposits, debt issuance costs and other	64	63	81

	$663	$802	$705

Note 19 — Subsequent Events

On February 15, 2011, NYSE Euronext announced that it entered into a business combination agreement with Deutsche Börse AG. Under the agreement, the companies will combine to create the world’s premier global exchange group. Each of the group’s national exchanges will keep its name in its local market and all exchanges will continue to operate under local regulatory frameworks and supervision. Following full completion of the contemplated transactions, the former Deutsche Börse shareholders will own approximately 60% of the combined group and the former NYSE Euronext shareholders will own approximately 40% of the combined group on a fully diluted basis and assuming that all Deutsche Börse shares are tendered in the contemplated exchange offer. The transaction is subject to approval by holders of a majority of the outstanding NYSE Euronext shares and to a 75% acceptance level of the exchange offer to Deutsche Börse shareholders as well as approval by the relevant competition and financial, securities and other regulatory authorities in the United States and Europe, and other customary closing conditions. The transaction is expected to close at the end of 2011.

Following the announcement of the proposed transaction, various lawsuits were filed by purported NYSE Euronext shareholders in at least two state courts. The plaintiffs are seeking to litigate on behalf of a proposed class of all NYSE Euronext shareholders. The named defendants include the members of NYSE Euronext’s Board of Directors, certain officers, as well as NYSE Euronext, Deutsche Börse and related corporate entities. Each lawsuit asserts a claim for breach of fiduciary duty against the individual defendants, and a claim for aiding and abetting that alleged breach against one or more of the entity defendants. In general, the lawsuits critique the terms of the proposed transaction and seek, among other things, an injunction against its completion. NYSE Euronext is reviewing the complaints and intends to contest them.

Quarterly Financial Data (unaudited)

The following represents NYSE Euronext’s unaudited quarterly results for the years ended December 31, 2010 and 2009. These quarterly results were prepared in accordance with generally accepted accounting principles and reflect all adjustments that are, in the opinion of management, necessary for a fair statement of the results. These adjustments are of a normal recurring nature.

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
	(In millions, except per share data)
2010
Total revenues	$1,083	$1,247	$1,050	$1,045
Operating income	205	215	155	170

Net income	125	179	123	131
Net loss attributable to noncontrolling interest	5	5	5	4

Net income attributable to NYSE Euronext	130	184	128	135
Basic earnings per share attributable to NYSE Euronext	$0.50	$0.70	$0.49	$0.52
Diluted earnings per share attributable to NYSE Euronext	$0.50	$0.70	$0.49	$0.51
2009
Total revenues	$1,142	$1,252	$1,160	$1,130
Operating income (loss)	160	(227)	187	166

Net income (loss)	106	(179)	124	161
Net (income) loss attributable to noncontrolling interest	(2)	(3)	1	11

Net income (loss) attributable to NYSE Euronext	104	(182)	125	172
Basic earnings (loss) per share attributable to NYSE Euronext	$0.40	$(0.70)	$0.48	$0.66
Diluted earnings (loss) per share attributable to NYSE Euronext	$0.40	$(0.70)	$0.48	$0.66